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                                  Exhibit 21.1

                      SUBSIDIARIES OF QUALMARK CORPORATION

QualMark ACG Corporation
State of incorporation: Colorado
Doing business as QualMark ACG Corporation
232 Front Avenue
West Haven, CT 06516